Exhibit 99.1

Blackstone Private Credit Fund Increases Monthly Distribution

03 August 2023

NEW YORK – (BUSINESS WIRE) – Blackstone Private Credit Fund (“BCRED”) today announced the increase of its regular monthly distribution from $0.2100 per share to $0.2200 per share, which represents a 10.6% annualized distribution yield (for Class I Common Shares1) based on the June 30, 2023 net asset value (“NAV”) per share of $24.86. BCRED’s Board of Trustees (the “Board”) approved the increase in distribution, which will become effective for the August 2023 monthly distribution with the record date of August 31, 2023 and will be paid on or about September 27, 2023.

This announcement comes on the heels of BCRED’s recent regular monthly distribution increases from $0.1900 to $0.2100 per share for Class I Common Shares, announced on December 5, 2022, and from $0.1740 to $0.1900 per share for Class I Common Shares, announced on September 7, 2022.2 These recent regular monthly distribution increases are driven by the continued growth of BCRED’s earnings power, which is positively impacted by higher base interest rates and wider deal spreads. BCRED’s earnings power is supported by what we believe is BCRED’s quality portfolio that is 97% senior secured debt3 with an average loan-to-value of 43%,4 providing ample cushion to protect principal.

With 98% of BCRED’s portfolio invested in floating rate debt,3 BCRED believes this creates an opportunity to increase regular distributions to more appropriately align with BCRED’s earnings power.

About Blackstone Credit

Blackstone Credit is one of the world’s largest credit-focused asset managers, with $295 billion in assets under management. We seek to generate risk-adjusted returns for our clients by investing across the entire corporate credit market, from public debt to private loans. Our capital supports a wide range of companies across sectors and geographies, enabling businesses to expand, invest, and navigate changing market environments.

About Blackstone Private Credit Fund

BCRED is Blackstone’s non-listed business development company (“BDC”). Leveraging Blackstone’s institutional-caliber investment approach, BCRED aims to provide income-focused individual investors access to private credit in a continuously offered fund structure. It is part of Blackstone Credit’s $100 billion direct lending platform, which provides privately originated, senior secured, floating rate loans to North American and European companies. BCRED is externally managed by a subsidiary of Blackstone (NYSE: BX), a global leader in credit investing.

Forward-Looking Statements Certain information contained in this communication constitutes “forward-looking statements” within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of forward-looking terminology, such as “outlook,” “indicator,” “believes,” “expects,” “potential,” “continues,” “may,” “can,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates”, “confident,” “conviction,” “identified” or the negative versions of these words or other comparable words thereof. These may include financial projections and estimates and their underlying assumptions, statements about plans, objectives and expectations with respect to future operations, statements regarding future performance, statements regarding economic and market trends and statements regarding identified but not yet closed investments. Such forward-looking statements are inherently uncertain and there are or may be important factors that could cause actual outcomes or results to differ materially from those indicated in such statements. BCRED believes these factors also include but are not limited to those described under the section entitled “Risk Factors” in its prospectus, and any such updated factors included in its periodic filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this document (or BCRED’s prospectus and other filings). Except as otherwise required by federal securities laws, BCRED undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Contact

Mariel Seidman-Gati

Mariel.seidmangati@blackstone.com

+1 917-698-1674

[1]

For Class S Common Shares, would represent an estimated net distribution of $0.2024 and an estimated 9.8% distribution yield. For Class D Common Shares, would represent an estimated net distribution of $0.2148 and an estimated 10.4% distribution yield.

[2]

For Class S and Class D Common Shares, an increase in the gross distribution per share from $0.1900 to $0.2100 was announced on December 5, 2022, and an increase in the gross distribution per share from $0.1740 to $0.1900 per share was announced on September 7, 2022.

[3]	As a percentage of BCRED’s investment portfolio excluding equity investments in joint ventures, which have similar portfolio composition and underlying qualities.
[4]

As of June 30, 2023. Includes all private debt investments for which fair value is determined by the Board in conjunction with an independent third-party valuation firm and excludes quoted assets, and may reflect a normalized or adjusted return. Average loan-to-value represents the net ratio of loan-to-value for each relevant portfolio company, weighted based on the fair value of total applicable BCRED private debt investments. Loan-to value is calculated as the current total net debt through each respective loan tranche divided by the estimated enterprise value of the relevant portfolio company as of the most recent quarter end. See BCRED’s prospectus.